Exhibit 99.1

Iteris Reports Record Quarterly Revenue of $45.8 Million

Record trailing six-month net bookings of $102.1 million and record ending backlog of $126.8 million
AUSTIN, TX – August 8, 2024 – Iteris, Inc. (NASDAQ: ITI), the global leader in smart mobility infrastructure management, today reported financial results for its fiscal first quarter ended June 30, 2024.

Fiscal 2025 First Quarter Financial Highlights

•Revenues of $45.8 million, up 5.1% year over year compared to an unusually strong prior year period
•Net new bookings of $48.8 million, resulting in record trailing six months net new bookings of $102.1 million
•Record Backlog of $126.8 million as of March 31, 2024, up 2.4% year over year
•Gross profit of $17.3 million, or 37.9% of revenue, compared to $16.8 million, or 38.6% of revenue, in the same quarter a year ago
•GAAP net income of $0.4 million, or $0.01 per diluted share, compared to $2.1 million, or $0.05 per diluted share, in the same quarter a year ago, which benefited from timing effects
•Adjusted EBITDA of $2.9 million, or 6.3% of revenue, compared to $4.0 million, or 9.2% of revenue, in the same quarter a year ago (see “Non-GAAP Financial Measures and Reconciliation” below for important information)
•Adjusted Net Income of $2.8 million, or $0.06 per share, compared to $4.0 million, or $0.09 per share, in the same quarter a year ago (see “Non-GAAP Financial Measures and Reconciliation” below for important information)
•Cash and cash equivalents of $21.4 million as of June 30, 2024, primarily reflecting higher working capital and after $0.6 million used in the first quarter for share repurchases
•Announced strategic partnership with Sumitomo Electric Industries that is expected to transform pedestrian detection in North America and double the total addressable market for the Company’s detection sensors
•Announced that Telenav will use Iteris’ ClearData® to enhance Telenav’s navigation applications demonstrating continued penetration of new private-sector market segments
•Awarded a contract to develop the intelligent transportation systems master plan for the Cebu metropolitan area, a major domestic and international port in the Philippines, demonstrating growing international demand for Iteris’ capabilities

Management Commentary:

“We are pleased to report another quarter of solid organic revenue growth year-over-year, especially given the challenging prior year comparison,” said Joe Bergera, president and CEO of Iteris. “Additionally, we continued to meet the major milestones for our planned new product launches, including the release of our new Vantage PedSafe™ sensor and Vantage Apex® Rackmount products, which we believe will accelerate revenue growth in our fiscal 2025 second half.

“Looking ahead, we believe our portfolio of smart mobility infrastructure management solutions will continue to benefit from positive tailwinds. Therefore, over the long term, we continue to anticipate strong organic revenue and profit growth consistent with our Vision 2027 targets, which assume a five-year organic revenue CAGR of approximately 14% and adjusted EBITDA margins in the range of 16% to 19% of revenue by fiscal 2027.”

Fiscal 2025 Full Year Outlook

•Reiterating full year total revenues of $188.0 million to $194.0 million, representing organic growth of 11% year over year at the mid-point of the guidance range
•Reiterating full year adjusted EBITDA margin in the range of 8.0% to 10.0% of revenue, representing a 150 basis points improvement at the midpoint of the guidance range (see “Non-GAAP Financial Measures and Reconciliation” below for important information)

Fiscal 2025 Second Quarter Outlook

•Total revenues of $44.0 million to $48.0 million, representing organic growth of 6% year over year at the mid-point of the guidance range due to the timing of new product introduction cycles
•Adjusted EBITDA margin in the range of 6.0% to 7.0% of total revenue (see “Non-GAAP Financial Measures and Reconciliation” below for important information)

GAAP Fiscal First Quarter 2025 Financial Results

Total revenue in the first quarter of fiscal year 2025 increased 5.1% to $45.8 million, compared with $43.5 million in the same quarter a year ago. Revenue increased for both products and services, with higher than aggregate services growth driven primarily by an increase in revenues related to subscription revenues. Product revenues also increased, but at a lower rate when compared to the prior year.

Operating expenses in the first quarter increased 15.1% to $17.1 million, compared with $14.9 million in the same quarter a year ago. The largest increase was in sales and marketing cost, reflecting increased headcount and higher sales and marketing expenses associated with several large sales pursuits, followed by an expected increase in research and development expense supporting new products.

Net income in the first quarter was $0.4 million, or $0.01 per share, compared with a net income of $2.1 million, or $0.05 per share, in the same quarter a year ago. The decline resulted from higher operating expense which more than offset the higher gross profit.

Non-GAAP Fiscal First Quarter 2025 Financial Results

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Iteris (the “Company”) has included the following non-GAAP financial measures: net income before interest, taxes, depreciation, amortization, stock-based compensation expense, executive severance and transition costs and other legal expenses (“Adjusted EBITDA”); and net income before depreciation, amortization, stock-based compensation expense, executive severance and transition costs, other legal expenses and the tax effect of adjustments (”Adjusted Net Income”). Basic and Diluted Adjusted Net Income Per Share (“Basic Adjusted EPS” and “Diluted Adjusted EPS”, collectively, “Adjusted EPS”) are calculated as Adjusted Net Income divided by our basic and diluted weighted-average number of shares outstanding, respectively. Components of these non-GAAP financial measures may be adjusted from time to time to reflect specific events and circumstances as they occur. A discussion of the Company’s use of these non-GAAP financial measures is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation,” along with a reconciliation of Adjusted EBITDA to net income and Adjusted Net Income to net income.

Adjusted EBITDA in the first quarter of fiscal 2025 was approximately $2.9 million, or 6.3% of total revenues, compared to approximately $4.0 million, or 9.2% of total revenues, in the same quarter a year ago. The reductions in the current year primarily mirror the decline in GAAP earnings as described above, except for executive severance and transition costs incurred in the current year that are excluded from Adjusted EBITDA.

Adjusted net income in the first quarter of fiscal 2025 was approximately $2.8 million, or $0.06 per share, compared with approximately $4.0 million, or $0.09 per share in the same quarter a year ago. The reductions in the current year reflect the same factors as noted for the Adjusted EBITDA comparison, except for the tax effect on adjustments.

Earnings Conference Call

Iteris will conduct a conference call today to discuss its fiscal 2025 first quarter results.

Date: Thursday, August 8, 2024
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 800-715-9871
International dial-in number: +1 646-307-1963
Participant instructions: Ask operator to join the Iteris earnings call

If joining by phone, please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MKR Investor Relations at 1-213-277-5550.

To listen to the live webcast or view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A telephone replay of the conference call will be available approximately two hours following the end of the call and will remain available for one week. To access the replay, dial +1-877-481-4010 (US Toll Free), or +1 919-882-2331 (International) and enter replay passcode 50943.

About Iteris, Inc.

Iteris is the world’s trusted technology ecosystem for smart mobility infrastructure management. Delivered through Iteris’ ClearMobility® Platform, our AI-powered end-to-end solutions monitor, visualize and optimize mobility infrastructure around the world, and help bridge legacy technology silos to unlock the future of transportation. That’s why more than 10,000 public agencies and private-sector enterprises focused on mobility rely on Iteris every day. Visit www.iteris.com for more information, and join the conversation on Twitter, LinkedIn and Facebook.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated demand and growth opportunities, sales, expenses, conversion of bookings to revenue, the impact and success of new solution offerings, the Company’s acquisitions, our future performance, growth and profitability, operating results, and financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict, and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing product and service offerings; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments, and such competitors’ patent coverage, litigation and claims; any softness in the markets that we address; interruptions or other significant disruption in our supply chain which may negatively impact our ability to ship products and/or the cost of our products; risks related to our ability to recruit, integrate and/or retain key talent; our ability to replace large contracts once they have been completed; our ability to successfully complete and integrate acquired assets and companies; our ability to raise additional capital; the impact of any litigation or other legal proceedings; any errors in our software that might exist or might in the future exist; any disruption caused by any future data protection breaches, system security failures, cyber threats or unauthorized access to our or our customers’ data; pandemic and epidemic events, such as COVID-19, which may have a continuing impact on our future operating results; and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities, such as potential government shutdowns, changing interest rates, import/export tariffs, terrorist activities or armed conflicts in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Iteris Contact
Kerry A. Shiba
Senior Vice President, Chief Financial Officer, Secretary and Treasurer
Tel: (949) 270-9457
Email: kshiba@iteris.com

Investor Relations
MKR Investor Relations, Inc.
Todd Kehrli
Tel: (213) 277-5550
Email: todd@mkrir.com

ITERIS, INC.
UNAUDITED CONDENSED
BALANCE SHEETS
(In thousands)

	June 30, 2024	March 31, 2024
Assets
Current assets:
Cash and cash equivalents	$21,377	$25,850
Restricted cash	248	125
Trade accounts receivable, net	30,635	25,672
Unbilled accounts receivable	8,386	7,271
Inventories	14,841	13,432
Prepaid expenses and other current assets	3,418	3,581
Total current assets	78,905	75,931
Property and equipment, net	1,288	1,296
Right-of-use assets	6,827	7,237
Intangible assets, net	8,791	9,602
Goodwill	28,340	28,340
Other assets	1,084	1,039
Total assets	$125,235	$123,445
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$17,100	$15,852
Accrued payroll and related expenses	13,070	12,812
Accrued liabilities	6,535	6,596
Deferred revenue	7,859	8,070
Total current liabilities	44,564	43,330
Long-term liabilities	10,388	10,208
Total liabilities	54,952	53,538
Stockholders’ equity	70,283	69,907
Total liabilities and stockholders’ equity	$125,235	$123,445

ITERIS, INC.
UNAUDITED CONDENSED
STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended June 30,
	2024	2023
Product revenues	$24,396	$23,658
Service revenues	21,381	19,887
Total revenues	45,777	43,545
Cost of product revenues	13,171	12,104
Cost of service revenues	15,266	14,638
Cost of revenues	28,437	26,742
Gross profit	17,340	16,803
Operating expenses:
General and administrative	6,306	5,801
Sales and marketing	7,250	6,290
Research and development	2,880	2,108
Amortization of intangible assets	651	651
Total operating expenses	17,087	14,850
Operating income	253	1,953
Non-operating income:
Other income, net	56	199
Interest income, net	131	68
Income before income taxes	440	2,220
Provision for income taxes	(48)	(95)
Net income	$392	$2,125

Net income per common share
Basic net income per share	$0.01	$0.05
Diluted net income per share	$0.01	$0.05

Shares used in basic per share calculations	42,969	42,567
Shares used in diluted per share calculations	43,970	43,640

ITERIS, INC.
Non-GAAP Financial Measures and Reconciliation
In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we have included the following non-GAAP financial measures: net income before interest, taxes, depreciation, amortization, stock-based compensation expense, executive severance and transition costs and other legal expenses (“Adjusted EBITDA”); and net income before depreciation, amortization, stock-based compensation expense, executive severance and transition costs, other legal expenses and the tax effect of adjustments (“Adjusted Net Income”). Basic and Diluted Adjusted Net Income Per Share (“Basic Adjusted EPS” and “Diluted Adjusted EPS”, collectively, “Adjusted EPS”) are calculated as Adjusted Net Income divided by our basic and diluted weighted-average number of shares outstanding, respectively. Components of these non-GAAP financial measures may be adjusted from time to time to reflect specific events and circumstances as they occur.
When viewed with our financial results prepared in accordance with GAAP and accompanying reconciliations, we believe Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and the related financial ratios provide additional useful information to clarify and enhance the understanding of the factors and trends affecting our past performance and future prospects. We define these measures, explain how they are calculated and provide reconciliations of these measures to the most comparable GAAP measure in the tables below. Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and the related financial ratios, as presented in this press release are supplemental measures of our performance that are not required by or presented in accordance with GAAP. They are not a measurement of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP, or as an alternative to net cash provided by (used in) operating activities as measures of our liquidity. The presentation of these measures should not be interpreted to mean that our future results will be unaffected by unusual or nonrecurring items.
We use Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and non-GAAP operating performance measures internally as complementary financial measures to evaluate the performance and trends of our businesses. We present Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and the related financial ratios, as applicable, because we believe that measures such as these provide useful information with respect to our ability to meet our operating commitments.
Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and the related financial ratios have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:
•They generally do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;
•They do not reflect changes in, or cash requirements for, our working capital needs;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and our non-GAAP measures do not reflect any cash requirements for such replacements;
•They are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;
•They do not reflect the impact on earnings of charges resulting from matters unrelated to our ongoing operations; and
•Other companies in our industry may calculate similarly-titled non-GAAP measures differently than we do, thereby limiting their usefulness as comparative measures.
Because of these limitations, Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and the related financial ratios should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations. You should compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and the related financial ratios only as supplemental information. See our unaudited financial statements contained in our Form 10-Q. However, despite the above limitations, we believe that Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and the related financial ratios are useful to an investor in evaluating our results of operations because these measures:
•Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;
•Help investors evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating performance; and

•Are used by our management team for various other purposes including presentations to our Board of Directors as a basis for strategic planning and forecasting.
The following applicable financial items have been added back to or subtracted from our net income when calculating Adjusted EBITDA or Adjusted Net Income for the three months ended June 30, 2024 and 2023:
•Income taxes. This amount may be useful to investors because it represents the taxes that might be payable for the period and the change in deferred taxes during the period, and therefore could reduce cash flow available for use in our business.
•Depreciation expense. Iteris excludes depreciation expense primarily because it is a non-cash expense. This amount may be useful to investors because it generally represents the wear and tear on our property and equipment used in our operations.
•Amortization expense. Iteris incurs amortization expense of intangible assets in connection with acquisitions. Iteris also incurs amortization expense related to capitalized software development costs. Iteris excludes these items because it does not believe that these expenses reflect our ongoing operating results in the period incurred. These amounts may be useful to investors because they represent the estimated attrition of our acquired customer base and the diminishing value of product rights.
•Interest income and expense. Iteris excludes interest income and expense because it does not believe these items reflect our ongoing business and operating results. These amounts may be useful to investors for determining current cash flow. For the three months ended June 30, 2024, interest expense includes the higher cash balance held with banks and the interest rates associated with those accounts.
•Stock-based compensation. These expenses consist primarily of expenses from employee and director equity-based compensation plans. Iteris excludes stock-based compensation primarily because it is a non-cash expense and Iteris believes that it is useful to investors to understand the impact of stock-based compensation to its results of operations and current cash flow.
•Executive severance and transition costs. Iteris excludes executive severance and transition costs because it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance.
•Other legal expenses. Iteris excludes legal expenses that it believes are infrequent, unusual and not reflective of ongoing operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance. We do not adjust for any ordinary course legal expenses. For the three months ended June 30, 2024, other legal expenses consist of costs related to a specific breach of contract dispute for which the Company previously expected a settlement to be reached. However, due to a change in facts and circumstances that now point to a more protracted and costly process, we included the legal costs of $0.3 million incurred during the three months ended June 30, 2024 and $0.4 million for the three months ended June 30, 2023. The matter is currently scheduled to go to trial in September 2024, so related costs will likely increase in the near term. The Company believes that the probability of an outcome resulting in a loss is remote.
•    Tax effect of adjustments. This amount represents the income tax impact of the adjustments to net income, as the Company believes that its GAAP income tax benefit as reported is not representative of the income tax impact of the adjustments. The tax effect was determined by recalculating the Company’s current and deferred income tax expense after incorporating the non-GAAP adjustments listed on the Adjusted Net Income table. These amounts may be useful to our investors in evaluating our core operating performance.
It is impractical to attempt to reconcile expected Adjusted EBITDA to expected GAAP net income because many of the adjustments are difficult to forecast, including stock-based compensation because it depends on the price of our stock in the future, which is difficult to predict. The following tables present a reconciliation of historical net income to Adjusted EBITDA and the presentation of Adjusted EBITDA as a percentage of net revenues, and a reconciliation of historical net income to Adjusted Net Income and the presentation of Adjusted EPS.

ITERIS, INC.
UNAUDITED
ADJUSTED EBITDA
(Amounts in thousands)

	Three Months Ended June 30,
	2024	2023
Net income	$392	$2,125
Provision for income taxes	48	95
Depreciation expense	135	150
Amortization expense	982	783
Interest income, net	(131)	(68)
Stock-based compensation	595	525
Other adjustments:
Executive severance and transition costs	533	—
Other legal expenses	346	415
Adjusted EBITDA	$2,900	$4,025
Percentage of total revenues	6.3%	9.2%

ITERIS, INC.
UNAUDITED
ADJUSTED NET INCOME AND ADJUSTED EPS
(In thousands, except for share amounts)

	Three Months Ended June 30,
	2024	2023
Net income	$392	$2,125
Adjustments to net income:
Depreciation expense	135	150
Amortization expense	982	783
Stock-based compensation	595	525
Executive severance and transition costs	533	—
Other legal expenses	346	415
Tax effect on adjustments	(205)	14
Adjusted Net Income	$2,778	$4,012

Adjusted Net Income per share:
Basic	$0.06	$0.09
Diluted	$0.06	$0.09

Weighted-average shares used in computing Adjusted Net Income per share:
Basic	42,969	42,567
Diluted	43,970	43,640

	Three Months Ended June 30,
	2024	2023
Net income per share - basic	$0.01	$0.05
Adjusted Net Income adjustments(1)	0.05	0.04
Adjusted Net Income per share - basic	$0.06	$0.09

	Three Months Ended June 30,
	2024	2023
Net income per share - diluted	$0.01	$0.05
Adjusted Net Income adjustments(1)	0.05	0.04
Adjusted Net Income per share - diluted	$0.06	$0.09
(1)Reflects the aggregate adjustments to net income made to calculate Adjusted Net Income, as presented in the above table, divided by the GAAP weighted-average number of shares outstanding for the relevant period, as presented above. Due to rounding, some amounts may not compute as shown.